Exhibit 23.3

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9 October 2024
Direct Lines
PRIVATE AND CONFIDENTIAL BY EMAIL ONLY	T : +65 6532 2451
E : julian.kwek@drewnapier.com

No. of pages : 2	T : +65 6531 2475
E : gary.wan@drewnapier.com
VANTAGE CORP
51 Cuppage Road	Our Ref JNK/487685
#05-06	Your Ref
Singapore 229469	-

Attention: Board of Directors

Dear Sirs,

VANTAGE CORP (THE COMPANY) LISTING ON NYSE AMERICAN - CONSENT OF LAW FIRM

We have acted as the Singapore legal advisers to Vantage Shipbrokers Pte. Ltd., a subsidiary of the Company, in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the Registration Statement) filed with the Securities and Exchange Commission (Commission) pursuant to the Securities Act of 1933 (Securities Act) ) on or about 9 October 2024 in connection with the initial public offering of certain Class A ordinary shares of the Company.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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DREW & NAPIER LLC 10 Collyer Quay, #10-01 Ocean Financial Centre, Singapore 049315

T:+65 6535 0733 T:+65 9726 0573 (After Hours) F:+65 6535 4906 E: mail@drewnapier.com www.drewnapier.com

Drew & Napier LLC (UEN 200102509E) is a law corporation with limited liability.

9 October 2024

Yours faithfully,

For and on behalf of

Drew & Napier LLC

Name: Gary Wan

Title: Director

Date: 9 October 2024